Exhibit 99.1

News Release	For Immediate Release
July 12, 2005
Greer Bancshares Incorporated	For Additional Information
1111 West Poinsett Street	Contact: Dennis Hennett
Greer, SC 29650	Phone: (864) 848-5118

Greer Bancshares, Incorporated Reports Second Quarter Earnings Up 11%

Greer Bancshares, Incorporated, the parent company of Greer State Bank, reported net income of $651,000, or 28 cents per diluted share, for the quarter ended June 30, 2005, compared to $584,000 or 24 cents per diluted share, for the second quarter of 2004, an increase in net income of 11.4%. Year-to-date net income through June 30, 2005 was $1,323,000 or 56 cents per diluted share, compared to $1,204,000 or 49 cents per diluted share through June 30, 2004, an increase of 9.9%.

Total assets were $269 million at June 30, 2005, up 16.5% from $231 million at December 31, 2004. Total loans were $156 million at June 30, 2005, up from $139 million at December 31, 2004, an increase of 11.8%.

Greer Bancshares, Incorporated trades on the Over-the-Counter Bulletin Board under the symbol GRBS.